Exhibit (10.7) - Loan Agreement with HSK Funding, Inc.

Adsouth Partners, Inc.
1141 South Rogers Circle, Suite 11
Boca Raton, Florida 33487

December 20, 2005

HSK Funding
300 Plaza Drive
Vestal, NY 13850

Gentlemen:

Reference is made to the promissory note (the “Note”) dated the date of this Agreement issued by Adsouth Partners, Inc., a Nevada corporation (the “Company”), payable to HSK Funding (“Payee”) in the principal amount of one million dollars ($1,000,000).

In consideration for the loan by Payee to the Company, the Company hereby agrees as follows:

1.  The Company will, subject to its agreement with Marquette Commercial Finance, Inc. (“Marquette”), grant Payee a security interest in (a) all consignment invoices issued by the Company to Walgreens, GNC and any other consignment customers and (b) the inventory relating to such consignment invoices. As used in this agreement a consignment invoice is an invoice for goods delivered to a customer where the payment obligation of the customer under the invoice does not arise until the products are sold by the customer.

2.  The Company will use its commercially reasonable efforts to obtain a release by Marquette of the consignment invoices and related inventory from the collateral granted by the Company to Marquette. In the event the Company obtains such approval, the Company will pay the cost of filing any UCC-1 financing statements which Payee may reasonably request.

3.  The Company will pay to Payee all moneys received by it in respect of the consignment invoices within five (5) business days of receipt and collection by the Company.

4.  Payee shall have the right, at Payee’s cost and expense, on reasonable notice to the Company, to inspect the Company’s books are records to the extent reasonably necessary to confirm compliance by the Company of its obligations under this Agreement. Payee shall, and shall cause its representatives, to treat the information as confidential and proprietary of the Company and shall not disclose such information for any purpose. The cost of such inspection shall by paid by Payee except that, if such inspection results in an increase in payments by the Company of more than ten percent (10%), the Company shall pay the cost of the inspection.

5.  The parties confirm their intention that the Note be replaced by a financing agreement covering the consignment invoices and related security.

6.  This Agreement constitutes the entire agreement of the parties as to its subject matter, superseding all prior and contemporaneous oral or written agreement.

[Signatures on following page]

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Exhibit (10.7) - Loan Agreement with HSK Funding, Inc.

Please confirm your agreement with the foregoing.

ADSOUTH PARTNERS, INC.

By:	/S/ Anton Lee Wingeier
Anton Lee Wingeier, CFO

AGREED TO:

HSK FUNDING

	By:	/S/ Burton I. Koffman
Burton I. Koffman

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Exhibit (10.7) - Loan Agreement with HSK Funding, Inc.

$1,000,000	Boca Raton, Florida December 20, 2005

DEMAND PROMISSORY NOTE

FOR VALUE RECEIVED, Adsouth Partners, Inc., a Nevada corporation with offices at 1141 South Rogers Circle, Suite 11, Boca Raton, Florida 33487 (“Payor”), hereby promises to pay on demand to order of HSK Funding (“Holder”), the principal amount of one million dollars ($1,000,000), and to pay interest on the outstanding principal amount at an interest rate equal to the lesser of eighteen percent (18%) per annum or the maximum rate of interest which may legally be charged.

In any legal proceeding to enforce payment of this Note, Payor waives trial by jury, claims for offset and counterclaims. Payor hereby waives presentment, demand, protest and notice of protest. Payor may prepay this Note in whole at any time and in part from time to time without payment of any penalty or premium, provided that accrued interest is paid to the date of such prepayment.

Payment of this Note is guaranteed by John P. Acunto, Jr.

This Note replaces and restates, with an increase in the principal amount, the Payor’s promissory note dated December 7, 2005, in the principal amount of $500,000, payable to Holder.

In the event that Holder commences a legal proceeding in order to enforce its rights under this Note, Payor shall pay the reasonable legal fees and expenses incurred by Holder with respect thereto.

This Note shall be governed by and construed in accordance with the laws of the State of Florida applicable to agreements entered and to be performed wholly within such State without regard to principles of conflicts of laws. IN ANY SUCH ACTION, PAYOR WAIVES ANY RIGHT TO A TRIAL BY JURY.

IN WITNESS WHEREOF, Payor has executed this Note on the date and year first aforesaid.

ADSOUTH PARTNERS, INC.

By:	/S/ Anton Lee Wingeier
Anton Lee Wingeier, CFO

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Exhibit (10.7) - Loan Agreement with HSK Funding, Inc.

GUARANTEE

For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, John P. Acunto, Jr. (“Guarantor”), hereby unconditionally and irrevocably guarantees to HSK Funding (“Holder”), the payment and performance by Adsouth Partners, Inc., a Nevada corporation (“Payor”), of all of Payor’s obligations pursuant to Demand Promissory Note in the principal amount of one million dollars ($1,000,000).

The liability of Guarantor shall be direct and immediate and not conditional or contingent upon the pursuance by Holder of whatever remedies it may have, at law or in equity, against Payor or any other party. Guarantor hereby waives presentment for payment, demand, protest and notice of protest and of nonpayment.

The obligations of Guarantor shall not be impaired, diminished or discharged, in whole or in part, by any extension of time granted by the holder of the Note, by any course of dealing between the holder of the Note and Payor, or by the unenforceability of the Note, in whole or in part, for any reason whatsoever.

Guarantor agrees to pay on demand any amount which the holder of the Note is required to pay under any bankruptcy, insolvency or other similar law on account of any amount received by the holder of the Note under or with respect to the Note or this guarantee.

In the event that Holder commences litigation against the Guarantor in order to enforce its rights under this Guarantee, Guarantor shall be liable for all reasonable costs and expenses of collection, including, without limitation, reasonable attorneys' fees and expenses.

This Guarantee shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts made and to be performed entirely within such State without regard to principles of conflicts of law. IN ANY SUCH ACTION, GUARANTOR WAIVES ANY RIGHT TO A TRIAL BY JURY

IN WITNESS WHEREOF, Guarantor has executed this Guarantee this 20th day of December, 2005.

By:	/S/ John P. Acunto, Jr
John P. Acunto, Jr.

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